Exhibit 10.15

May 5, 2018

Mr. Daniel E. Swanstrom II

Re:	Offer of Employment

Mr. Swanstrom:

On behalf of CorePoint Operating Partnership L.P. and its subsidiaries (the “Company”), I am pleased to offer you employment with a start date of May 21, 2018 (the “Start Date”). As of the date on which the spin-off of the Company from La Quinta Holdings Inc. (“LQ”) is effective (the “Effective Date”), you will be appointed the Company’s Executive Vice President and Chief Financial Officer, reporting to the Company’s President and Chief Executive Officer (the “CEO”). This offer, and the opportunity it represents, is extended with great confidence in your abilities, and we are excited to have you lead the Company to successes.

As a condition of your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during your employment with the Company, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation while you are employed with the Company. This will not, however, limit your ability from (i) serving, with the prior written consent of the Company’s Board of Directors (the “Board”), as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities to the Company.

During your employment with the Company, the Company will provide you with the following compensation and benefits:

Base Salary: Your annual base salary shall be $18,269.23 bi-weekly, which equals approximately $475,000, subject to increase (but not decrease) as may be approved by the Compensation Committee of the Board (the “Compensation Committee”) from time to time. Your base salary will be payable in accordance with the Company’s regular payroll practices.

Annual Bonus: During each fiscal year of your employment with the Company, you will be eligible to participate in the Company’s annual bonus program applicable to senior executive officers, as adopted by the Compensation Committee in respect of each applicable year, and under which you be eligible to receive an annual incentive bonus, with a target bonus amount equal to 100% of your base salary. The annual bonus for the 2018 fiscal year will be pro-rated to reflect your partial year of service. The actual annual bonus amount will be based upon achievement of Company and individual performance targets established by the Compensation Committee for the fiscal year to which the bonus relates, and will be paid to you in accordance with the terms of the annual bonus program at the same time bonuses are generally paid to other senior executive officers of the Company.

Sign-On Bonus: By no later than May 23, 2018, the Company will pay you a lump-sum cash sign-on bonus equal to $300,000 (the “Sign-On Bonus”). If your employment is terminated by the Company for Cause, or you voluntarily terminate your employment with the Company other than (i) for Good Reason or (ii) due to your death or Disability (each as defined in the CorePoint Lodging Inc. Executive Severance Plan (the “Executive Severance Plan”)) prior to May 21, 2019, you agree to repay to the Company a pro rata portion of the Sign-On Bonus within thirty days following such termination of employment, determined as follows: $300,000 multiplied by X/Y, where “X” equals the number of days remaining from the date of such termination of employment until May 21, 2019, and “Y” equals 365.

Long-Term Incentives: In addition to your cash compensation, you will be eligible to participate in the Company’s long-term incentive program in a manner consistent with other senior executive officers of the Company, and will be eligible to receive annual grants under such program in amounts and in a form determined by the Compensation Committee.

For the 2018 fiscal year, your long-term incentive award will be in the form of Restricted Stock that will vest in three substantially equal installments on December 15, 2018, and on each of the first and second anniversaries of such date, and the remainder of which will be in the form of Performance Share Units that vest based on the achievement of Company performance metrics, which will be established by the Compensation Committee in consultation with the CEO. The number of shares of Restricted Stock granted will equal $540,000 divided by the closing price of the shares of the Company on the Effective Date (the “Initial Closing Price”), and the number of Performance Share Units granted will have a target value of $360,000, based on the Initial Closing Price. As with the other senior executives, these awards will be granted under the Company’s 2018 Omnibus Incentive Plan, as it may be amended from time to time (the “Incentive Plan”), and will be subject to the terms of the Incentive Plan as well as the applicable award agreement (each, an “Award Agreement”) that you will be required to execute in connection with the grants.

If you undergo a qualifying termination of employment (i.e., by the Company without Cause or by you with Good Reason), you will remain eligible to vest in your long-term incentives as follows:

•	With respect to the Restricted Stock award, if such qualifying termination occurs prior to a Change in Control (as defined in the Incentive Plan), then you will vest in the portion of such award that would have vested on the next scheduled vesting date, and if such qualifying termination occurs on or following a Change in Control, then you will fully vest in such award. In addition, if your employment with the Company terminates as a result of your death or Disability (whether before, on or following a Change in Control), then you will fully vest in such award.

•	With respect to the Performance Share Units, if you undergo a qualifying termination or if your employment with the Company terminates as a result of your death or Disability, in each case, prior to a Change in Control, you will be eligible to vest in a pro rata portion of such award, subject to achievement of the applicable performance metrics based on actual performance through the date of such termination. In the event of a Change in Control prior to the Regular Vesting Date (as will be defined in the Award Agreement), then you will be eligible to vest in a portion of such award, subject to achievement of the applicable performance metrics based on actual performance through the Change in Control.

In addition, in connection with your appointment as Executive Vice President and Chief Financial Officer, the Company will award you (i) a one-time grant of Restricted Stock under the Incentive Plan, with a grant date value of $600,000, based on the Initial Closing Price, which, subject to your continued employment through the applicable date, shall vest on the third anniversary of the date of grant and (ii) a one-time grant of Restricted Stock under the Incentive Plan, with a grant date value of $600,000, based on the Initial Closing Price, which, subject to your continued employment through the applicable date, shall vest on the fourth anniversary of the date of grant. Such awards of Restricted Stock shall otherwise be subject to the terms of an Award Agreement that you will be required to execute in connection with such grant. If you undergo a qualifying termination of employment (i.e., by the Company without Cause, by you with Good Reason, or as a result of your death or Disability), you will fully vest in such award.

Benefits: Commencing on June 1, 2018, it is anticipated that you will be eligible to participate in the various benefit plans which are expected to be offered by the Company from time to time, including health, insurance, retirement, vacation/PTO and other benefits, in each case, subject to the terms and conditions set forth in the applicable benefit plan. Prior to such date, you will participate in the various benefits plans offered by LQ, including health, insurance, retirement, vacation/PTO and other benefits, in each case, subject to the terms and conditions set forth in the applicable benefit plan. During your employment, you will also participate in the Executive Severance Plan at the level of Executive Vice President, and in accordance with its terms. The Company will also provide you with indemnification protection and D&O insurance coverage as and to the same extent provided to other senior executive officers, including the CEO.

Taxes: All of the compensation and benefits provided to you by the Company shall be subject to reduction for taxes as required by applicable law.

This letter contains a summary of CorePoint’s offer of employment to you and is not intended to create an employment contract for any set period of time, rather your employment with the Company is “at will”, meaning you or the Company may terminate your employment at any time or for any reason, with or without notice. The “at will” nature of your relationship with the Company may not be modified or amended except by written agreement between you and the Board.

By accepting your employment and your appointment as Executive Vice President and Chief Financial Officer of the Company, you represent and warrant that (i) you are accepting such employment and appointment voluntarily and that your employment with the Company and compliance with the terms and conditions set forth in this letter will not conflict with or result in the breach by you of any agreement to which you are a party or by which you may be bound and, and (ii) in connection with your employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which you are or may be bound.

This letter supersedes and replaces, as applicable, any and all agreements between you and the Company, with respect to all subject matters included in this letter.

To accept the terms and conditions outlined as described, please execute this letter where indicated below, and return the executed copy to Mark Chloupek. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this letter may be by actual or facsimile signature. The letter shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed entirely within such State.

We are very excited to have you join the Company’s team. We have many exciting challenges ahead and we are confident you will make a significant contribution to our future growth.

Sincerely,

/s/ Keith A. Cline

Keith Cline
President and Chief Executive Officer
CorePoint Operating Partnership L.P.

Agreed and Accepted this 5th day of May, 2018

/s/ Daniel E Swanstrom II
Daniel E. Swanstrom II

[Signature Page to Offer Letter]